Exhibit 10.21
CONFIDENTIAL TREATMENT REQUESTED
CONFIDENTIAL TREATMENT REQUESTED: INFORMATION FOR WHICH CONFIDENTIAL TREATMENT HAS
BEEN REQUESTED IS OMITTED AND IS NOTED WITH THREE ASTERISKS AS FOLLOWS***. AN
UNREDACTED VERSION OF THIS DOCUMENT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND
EXCHANGE COMMISSION.
EMPLOYMENT AGREEMENT
     This Employment Agreement (the “Agreement”), made and entered into this 23rd day of April 2007, by and between Globecomm Systems Inc., a Delaware corporation with principal offices located at 45 Oser Avenue, Hauppauge, NY 11788 (the “Company”), and William Raney (the “Executive”).
WITNESSETH
     WHEREAS, the Company and its wholly owned subsidiary, Snowbird Acquisition Corp. (the “Subsidiary”) have on the date hereof entered into an Asset Purchase Agreement (the “APA”) with Lyman Bros., Inc. and GlobalSat LLC pursuant to which the Subsidiary will acquire the assets and business of GlobalSat LLC (the “Acquired Business”);
     WHEREAS, the Executive is the general manager of the Acquired Business and an equity holder of Lyman Bros., Inc. and will share in the proceeds of the sale of the Acquired Business to the Subsidiary; and
     WHEREAS, the Company has a need for the Executive’s continued personal services in an executive capacity; and
     WHEREAS, the Executive possesses the necessary strategic, financial, planning, operational and managerial skills necessary to fulfill those needs; and
     WHEREAS, the Company desires to maintain the continuity of its management team and provide the Executive with incentive to remain with the Company; and
     NOW, THEREFORE, in consideration of the mutual promises, terms, provisions, and conditions contained herein, the parties agree as follows:
1. Position.
     The Company hereby agrees to employ the Executive to serve in the role of Vice President of the Company & General Manager of the Subsidiary (which will change its name following the closing under the APA to (“     ”), subject to the limitation set forth herein. As such, the Executive shall be responsible for directing and managing the

Subsidiary subject to the authority of the President of the Company. The Executive accepts such employment upon the terms and conditions set forth herein, and further agrees to perform to the best of his abilities the duties generally associated with his position, as well as such other duties commensurate with his position as Vice President of the Company and General Manager of the Subsidiary as may be assigned by the President of the Company. The Executive shall, at all times during the Term, report directly to the President of the Company. The Executive shall perform his duties diligently and faithfully and shall devote his full business time and attention to such duties.
2. Term of Employment.
     (a) The term of Executive’s employment under this Agreement will commence on the date of the closing under the APA (the “Effective Date”); provided that if the APA is terminated without a closing thereunder, this Agreement will terminate and be of no force or effect whatsoever. Subject to the provisions of Section 10 of this Agreement, the term of Executive’s employment hereunder shall be for a term of three (3) years from the Effective Date (the “Term”). The last day of the Term is the “Expiration Date.”
     (b) Provided the Company is satisfied with the Executive’s performance during the Term, and provided the Executive is satisfied with his employment with the Company, the Company and the Executive shall, at the end of the Term, enter into good faith negotiations for the Executive’s continued employment with the Company on terms, including but not limited to salary, bonus, and other benefits, commensurate with those offered by the Company to other Company employees holding similar positions at that time. Executive acknowledges that the Company’s policy is that employees, including employees holding positions similar to the Executive, are hired at will and the Company does not currently provide, nor does it intend to provide in the future, employment agreements for employees holding positions similar to the one to be held by Executive.
3. Compensation and Benefits.
     (a) Salary. Commencing on the Effective Date, the Company agrees to pay the Executive a base salary at an annual rate of two hundred thousand Dollars ($200,000), payable in such installments as is the policy of the Company (the “Salary”), but no less frequently than monthly. The Company shall determine on an annual basis appropriate increases to Executive’s Salary but in no event shall diminish the amount of Executive’s Salary below the initial rate, or below the increased rates.
     (b) Bonus. (i) The Executive shall be eligible to receive annual bonuses as set forth below. Subject to the pro rations set forth below in this paragraph and the adjustments in clause (ii) below, a bonus (the “Bonus”) of $333,333 will be awarded with respect to each of calendar years 2007 through 2009 in which the Subsidiary contributes EBITDA of ***, *** and *** (the “base targets”), respectively. Attachment 1 hereto provides the basis from which the base targets were derived. Since the Effective Date will occur during the course of the 2007 calendar year, both the base target and the Bonus with respect to 2007 will be multiplied by a fraction, the numerator of which shall be the number of days in the Term that elapse in 2007 and the denominator of which shall be 365. The base target for the portion of 2010 during the Term shall be 75% of the 2009 base target and such reduced base target and the Bonus for such period shall be multiplied by a fraction, the numerator of which shall be the number of days in the Term that elapse in 2010 and the denominator of which shall be 365. The Bonus shall be payable as soon as practicable following its determination by the Company’s finance department, but in no event later than 75 days following the end of the determination period. The Executive hereby acknowledges that the base targets assume a corporate overhead allocation to be applied to the Subsidiary, in accordance with the amounts listed in Attachment 1 hereto, and that additional support services not included in the corporate overhead allocation will be charged to the Subsidiary in accordance with an operating agreement to be executed between the Company and the Subsidiary following the date of the closing under the APA. The operating agreement will be in the form attached to the APA. “Additional support services” as used herein include, without limitation, sales and marketing, engineering, production, and network services not performed by employees of the Subsidiary.
     (ii) Each period’s performance will be treated as “stand alone” and mutually exclusive of the others. Should EBITDA performance exceed the base target in any period, the Executive will receive an additional Bonus payment equal to 20% of the incremental dollars over and above the base target. If EBITDA performance falls short of the base target in any year, the Bonus award will be reduced by 20% of the total dollar amount below the base target. Should EBITDA performance fall short of the EBITDA base target by greater than 50%, no bonus will be awarded for that period of performance.
     (iii) During the Term, the Company will not unreasonably interfere with the operations of the Subsidiary in a manner that would impair the Executive’s ability to earn the Bonus. Notwithstanding the foregoing sentence, (a) the Subsidiary’s operations shall be managed in a manner consistent with the overall operations of the Company and its other subsidiaries and subject to the policies of the Company; and (b) the President and CEO of the Company reserve the right to allocate resources of the Company, inclusive of the Subsidiary, in a manner that produces the maximum benefit for the Company, inclusive of the Subsidiary. In the event that any decision of the President and/or CEO consistent with this clause (iii)(b) impacts the projected EBITDA for the Subsidiary (in either a positive or negative manner), an adjustment to the Subsidiary EBITDA shall be made to account for such impact when determining the EBITDA used for calculating the Bonus. The amount of the adjustment shall be negotiated between the Executive and the President and/or CEO of the Company.
     (c) Benefits. The Executive shall be entitled to participate in all employee benefit plans which the Company provides or may establish from time to time for the benefit of its employees, including, without limitation, group life, medical, surgical, dental and other health insurance, short and long-term disability, deferred compensation, profit-sharing and similar plans. The Executive shall also be entitled to paid vacation in accordance with the Company’s vacation policy, and a taxable monthly car allowance in the amount of $500. A description of the benefits offered as of the date of this Agreement is provided in Attachment 2.
     (d) Stock Grant. On the Effective Date, the Company will grant the Executive 10,000 restricted shares of Globecomm Systems Inc. stock in accordance with the terms of the Globecomm Systems Inc. 2006 Stock Incentive Plan, vesting over three years.

     (e) Expenses. The Company shall pay or reimburse the Executive for all reasonable out-of-pocket expenses actually incurred by him during the Term in performing services hereunder, provided that the Executive properly accounts for such expenses in accordance with the Company’s policies.
4. Confidentiality, Disclosure of Information.
     (a) The Executive recognizes and acknowledges that the Executive has had and will have access to Confidential Information (as defined below) relating to the business or interests of the Company or of persons with whom the Company may have business relationships. Except as permitted herein, the Executive will not during the Term, or at any time thereafter, use, disclose or permit to be known by any other person or entity, any Confidential Information of the Company (except as required by applicable law or in connection with the performance of the Executive’s duties and responsibilities hereunder). The term “Confidential Information” means information relating to the Company’s business affairs, proprietary technology, trade secrets, patented processes, research and development data, know-how, market studies and forecasts, competitive analyses, pricing policies, employee lists, employment agreements (other than this Agreement), personnel policies, the substance of agreements with customers, suppliers and others, marketing arrangements, customer lists, commercial arrangements, or any other information relating to the Company’s business that is not generally known to the public or to actual or potential competitors of the Company (other than through a breach of this Agreement). This obligation shall continue until such Confidential Information becomes publicly available, other than pursuant to a breach of this Section 4 by the Executive, regardless of whether the Executive continues to be employed by the Company.
     (b) It is further agreed and understood by and between the parties to this Agreement that all “Company Materials,” which include, but are not limited to, computers, computer software, computer disks, tapes, printouts, source, HTML and other code, flowcharts, schematics, designs, graphics, drawings, photographs, charts, graphs, notebooks, customer lists, sound recordings, other tangible or intangible manifestation of content, and all other documents whether printed, typewritten, handwritten, electronic, or stored on computer disks, tapes, hard drives, or any other tangible medium, as well as samples, prototypes, models, products and the like, shall be the exclusive property of the Company and, upon termination of Executive’s employment with the Company, and/or upon the request of the Company, all Company Materials, including copies thereof, as well as all other Company property then in the Executive’s possession or control, shall be returned to and left with the Company.
5. Inventions Discovered by Executive.
     The Executive shall promptly disclose to the Company any invention, improvement, discovery, process, formula, or method or other intellectual property, whether or not patentable or copyrightable (collectively, “Inventions”), conceived or first reduced to practice by the Executive, either alone or jointly with others, while performing services hereunder (or, if based on any Confidential Information, at any time during or after the Term), (a) which pertain to any line of business activity of the Company, whether then conducted or then being actively planned by the Company, with which the Executive was or is involved, (b) which is developed using time, material or facilities of the Company, whether or not during working hours or on the Company premises, or (c) which directly relates to any of the Executive’s work during the Term, whether or not during normal working hours. The Executive hereby assigns to the Company all of the Executive’s right, title and interest in and to any such Inventions. During and after the Term, the Executive shall execute any documents necessary to perfect the assignment of such Inventions to the Company and to enable the Company to apply for, obtain and enforce patents, trademarks and copyrights in any and all countries on such Inventions, including, without limitation, the execution of any instruments and the giving of evidence and testimony, without further compensation beyond the Executive’s agreed compensation during the course of the Executive’s employment. Without limiting the foregoing, the Executive further acknowledges that all original works of authorship by the Executive, whether created alone or jointly with others, related to the Executive’s employment with the Company and which are protectable by copyright, are “works made for hire” within the meaning of the United States Copyright Act, 17 U.S.C. § 101, as amended, and the copyright of which shall be owned solely, completely and exclusively by the Company. If any Invention is considered to be work not included in the categories of work covered by the United States Copyright Act, 17 U.S.C. § 101, as amended, such work is hereby assigned or transferred completely and exclusively to the Company. The Executive hereby irrevocably designates counsel to the Company as the Executive’s agent and attorney-in-fact to do all lawful acts necessary to apply for and obtain patents and copyrights and to enforce the Company’s rights under this Section. This Section 5 shall survive the termination of this Agreement.
Any assignment of copyright hereunder includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as “moral rights” (collectively “Moral Rights”). To the extent such Moral Rights cannot be assigned under applicable law and to the extent the following is allowed by the laws in the various countries where Moral Rights exist, the Executive hereby waives such Moral Rights and consents to any action of the Company that would violate such Moral Rights in the absence of such consent. The Executive agrees to confirm any such waivers and consents from time to time as requested by the Company.
6. Non-Competition and Non-Solicitation.
     The Executive acknowledges that the Company has invested substantial time, money and resources in the development and retention of its Inventions, Confidential Information (including trade secrets), customers, accounts and business partners, and further acknowledges that during the course of the Executive’s employment with the Company the Executive has had and will have access to the Company’s Inventions and Confidential Information (including trade secrets), and will be introduced to existing and prospective customers, accounts and business partners of the Company. The Executive also acknowledges that he is to receive substantial benefits from the transactions contemplated by the APA and that the Company has a legitimate interest in protecting the goodwill of the business acquired under the APA. The Executive acknowledges and agrees that any and all goodwill associated with any existing or prospective customer, account or business partner belongs exclusively to the Company, including, but not limited to, any goodwill created as a result of direct or indirect contacts or relationships between the Executive and any existing or prospective customers, accounts or business partners. Additionally, the parties acknowledge and agree that Executive possesses skills that are special, unique or extraordinary and that the value of the Company depends upon his use of such skills on its behalf.
     In recognition of this, the Executive covenants and agrees that:
     (a) During the period beginning on the Effective Date and ending on the later to occur of (i) the fourth anniversary of the Effective Date and (ii) the first anniversary of the termination of the Executive’s employment with the Company and the Subsidiary (the “Restricted Period”), the Executive may not, without the prior written consent of the Board, (whether as an employee, agent, servant, owner, partner, consultant, independent contractor, representative, stockholder or in any other capacity whatsoever) participate in any business that offers products or services competitive in any way to those that Executive knew were offered by the Company or that were under active development by the Company during the Term, provided that nothing herein shall prohibit the Executive from owning securities of corporations which are listed on a national securities exchange or traded in the national over-the-counter market in an amount which shall not exceed 1% of the outstanding shares of an such corporation.
     (b) During the Restricted Period, the Executive may not entice, solicit or encourage any Company employee to leave the employ of the Company or any independent contractor to sever its engagement with the Company, absent prior written consent to do so from the Board.
     (c) During the Restricted Period, the Executive may not, directly or indirectly, entice, solicit or encourage any customer, prospective customer, vendor, strategic partner or business associate of the Company to cease doing business with the Company, reduce its relationship with the Company or refrain from establishing or expanding a relationship with the Company.
7. Non-Disparagement.
     (a) The Executive hereby agrees that during the Term, and at all times thereafter, the Executive will not make any statement that is disparaging about the Company, any of its officers, directors, or shareholders, including, but not limited to, any statement that disparages the products, services, finances, financial condition, capabilities or other aspect of the business of the Company. The Executive further agrees that during the same period the Executive will not engage in any conduct that is intended to inflict harm upon the professional or personal reputation of the Company or any of its officers, directors, shareholders or employees.
     (b) The Company hereby agrees that during the Term, and at all times thereafter, the Company will not make any statement that is disparaging about the Executive, including, but not limited to, any statement that disparages the finances, financial condition, capabilities or other aspect of the Executive The Company further agrees that during the same period the Company will not engage in any conduct that is intended to inflict harm upon the professional or personal reputation of the Executive.

Nothing herein shall prevent the Company from making factual statements regarding the Executive’s performance during the Term.
8. Provisions Necessary and Reasonable.
     (a) The Executive agrees that (i) the provisions of Sections 4, 5, 6 and 7 of this Agreement are necessary and reasonable to protect the Company’s Confidential Information, Inventions, and goodwill; (ii) the specific temporal, geographic and substantive provisions set forth in Section 6 of this Agreement are reasonable and necessary to protect the Company’s business interests in part because the Company’s business is international in scope; and (iii) in the event of any breach of any of the covenants set forth herein, the Company would suffer substantial irreparable harm and would not have an adequate remedy at law for such breach. In recognition of the foregoing, the Executive agrees that in the event of a breach or threatened breach of any of these covenants, in addition to such other remedies as the Company may have at law, without posting any bond or security, the Company shall be entitled to seek and obtain equitable relief, in the form of specific performance, and/or temporary, preliminary or permanent injunctive relief, or any other equitable remedy which then may be available.
The seeking of such injunction or order shall not affect the Company’s right to seek and obtain damages or other equitable relief on account of any such actual or threatened breach.
     (b) If any of the covenants contained in Sections 4, 5, 6 and 7 hereof, or any part thereof, are hereafter construed to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants, which shall be given full effect without regard to the invalid portions.
     (c) If any of the covenants contained in Sections 4, 5, 6 and 7 hereof, or any part thereof, are held to be unenforceable by a court of competent jurisdiction because of the temporal or geographic scope of such provision or the area covered thereby, the parties agree that the court making such determination shall have the power to reduce the duration and/or geographic area of such provision and, in its reduced form, such provision shall be enforceable.
9. Representations Regarding Prior Work and Legal Obligations.
     (a) The Executive represents that the Executive has no agreement or other legal obligation with any prior employer, or any other person or entity, that restricts the Executive’s ability to accept employment with, or to perform any function for, the Company.
     (b) The Executive has been advised by the Company that at no time should the Executive divulge to or use for the benefit of the Company any trade secret or confidential or proprietary information of any previous employer unless the Company has written authorization from such previous employer permitting the disclosure and/or use of such information. The Executive expressly acknowledges that the Executive has not divulged or used any such information for the benefit of the Company.

     (c) The Executive acknowledges that the Executive has not and will not misappropriate any Invention that the Executive played any part in creating while working for any former employer.
     (d) The Executive acknowledges that the Company is basing important business decisions on these representations, and affirms that all of the statements included herein are true.
10. Termination and Severance.
          Notwithstanding the provisions of Section 2 of this Agreement, the Executive’s employment hereunder may terminate under the following circumstances:
     (a) Termination by the Company for Cause. The Company may terminate this Agreement for Cause at any time, upon written notice to the Executive setting forth in reasonable detail the nature of such Cause. For purposes of this Agreement, Cause is defined as (i) the Executive’s willful and material breach of the terms of this Agreement; (ii) the Executive’s commission of any felony or any crime involving moral turpitude; or (iii) gross negligence or willful misconduct by the Executive in connection with his position hereunder, or (iv) the Executive’s willful refusal to perform his duties hereunder. Upon the termination for Cause of Executive’s employment, the Company shall have no further obligation or liability to the Executive other than for Salary earned under this Agreement prior to the date of termination, and any accrued but unused vacation.
     (b) Resignation by the Executive The Executive may resign his employment hereunder upon one (1) month’s written notice to the Company. In the event of termination by the Executive pursuant to this subsection 10(b), the Company may elect to terminate the Executive’s employment immediately or at any time during the notice period, provided that Company shall be liable to pay the Executive for the notice period (or for any remaining portion of that period) the Salary and benefits at the rate of compensation the Executive was receiving immediately before such notice of termination was tendered.
     (c) Death. In the event of the Executive’s death during the Term of this Agreement, the Executive’s employment hereunder shall immediately and automatically terminate, and the Company shall have no further obligation or duty to the Executive or his estate or beneficiaries other than for (a) the Salary earned under this Agreement to the date of termination; (b) a pro-rata portion of the Bonus earned, if any, to the date of termination, calculated in accordance with subsection 10(e); and (c) any payments or benefits previously vested and due under Company policies or benefit plans.
     (d) Disability. The Company may terminate the Executive’s employment hereunder, upon written notice to the Executive, in the event that the Executive becomes disabled during the Term through any condition of either a physical or psychological nature and, as a result, is, with or without reasonable accommodation, unable to perform the essential functions of the services contemplated hereunder for (a) a period of one hundred and twenty (120) consecutive days, or (b) for shorter periods aggregating one hundred twenty (120) days during any twelve (12) month period during the Term. Such disability shall be confirmed by written determination by two (2) physicians competent in the applicable area of medicine and/or psychiatry, and Executive shall take all steps reasonably required by the Company to obtain the determinations from such physicians. Any such termination shall become effective upon mailing or hand delivery of notice that the Company has elected its right to terminate under this subsection 10(d), and the Company shall have no further obligation or duty to the Executive other than for (a) Salary earned under this Agreement prior to the date of termination; (b) a pro-rata portion of the Bonus earned, if any, to the date of termination, calculated in accordance with subsection 10(e); and any payments or benefits previously vested and due under Company policies or benefit plans.
     (e) In the event of termination of the Executive due to death or disability in accordance with subsections 10(c) or 10(d), the Company shall, no later than seventy-five (75) days following the end of month during which such termination occurred, determine the pro-rata portion of the Bonus due to the Executive or his estate or beneficiaries. The pro-rata portion of the Bonus shall be determined by applying a percentage to the base target and the Bonus (as each is defined in subsection 3(b)(i)). The percentage shall be derived by dividing the number of months during the applicable period that the Executive was actually employed by the Company by twelve (12). The measurement period for determining the Bonus shall be the period from Jan 1 of the applicable year through the last day of the calendar month during which the termination occurred. The provisions of subsection 3(b)(ii) shall apply to reduce or increase the pro-rata Bonus as appropriate.
11. Choice of Law. The Executive acknowledges that a substantial portion of the Company’s business is based out of and directed from the State of New York. The Executive also acknowledges that during the course of the Executive’s employment with the Company the Executive will have substantial contacts with New York. The validity, interpretation and performance of this Agreement shall be governed by, and construed in accordance with, the internal law of New York, without giving effect to conflict of law principles. Both parties agree that the exclusive venue for any action, demand, claim or counterclaim relating to the terms and provisions of Sections 4, 5, 6 and 7 of this Agreement, or to their breach, shall be in the state or federal courts located in Suffolk County, New York and that such courts shall have personal jurisdiction over the parties to this Agreement.
12. Indemnification. The Executive shall be entitled to the benefits of the Company’s indemnification under its certificate of incorporation, and will be covered as an officer under the Company’s Directors and Officers Liability Insurance policy.
13. Miscellaneous.
     (a) Assignment. The Executive acknowledges and agrees that the rights and obligations of the Company under this Agreement may be assigned by the Company to any successors in interest. In any event, however, this Agreement shall be binding upon and inure to the benefit of any successors in interest to the Company. The Executive further acknowledges and agrees that this Agreement is personal to the Executive and that the Executive may not assign any rights or obligations hereunder.
     (b) Withholding. All salary, bonus and severance payments required to be made by the Company to the Executive under this Agreement shall be subject to withholding taxes, social security and other payroll deductions in accordance with the Company’s policies applicable to employees of the Company at the Executive’s level.
     (c) Entire Agreement. Except as specifically set forth herein, this Agreement sets forth the entire agreement between the parties and supersedes any prior communications, agreements and understandings, written or oral, with respect to the terms and conditions of the Executive’s employment.
     (d) Amendments. Any attempted modification of this Agreement will not be effective unless signed by an officer of the Company and the Executive.
     (e) Waiver of Breach. The Executive understands that a breach of any provision of this Agreement may only be waived by an officer of the Company. The waiver by the Company of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.
     (f) Severability. If any provision of this Agreement should, for any reason, be held invalid or unenforceable in any respect by a court of competent jurisdiction, then the remainder of this Agreement, and the application of such provision in circumstances other than those as to which it is so declared invalid or unenforceable, shall not be affected thereby, and each such provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.
     (g) Notices. Any notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be effective when delivered by private messenger, private overnight mail service, or facsimile as follows (or to such other address as either party shall designate by notice in writing to the other in accordance herewith
If to the Company:
Globecomm Systems Inc.
45 Oser Avenue
Hauppauge, NY 11788
Attn: Chief Executive Officer
With a copy to:
Kramer Levin Naftalis & Frankel
1177 Avenue of the Americas
New York, NY 10036
Attn: Richard Gilden
If to Executive:
William Raney
9898 Brewers Court
Laurel, MD 20723

     (h) Survival. The Executive and the Company agree that certain provisions of this Agreement shall survive the expiration or termination of this Agreement and the termination of the Executive’s employment with the Company. Such provisions shall be limited to those within this Agreement, which, by their express and implied terms, obligate either party to perform beyond the termination of the Executive’s employment or termination of this Agreement.
     (i) Disclosure and Confidentiality. The Executive agrees to provide, and agrees that the Company similarly may provide in its discretion, a copy of the covenants contained in this Agreement to any business or enterprise which the Company may directly or indirectly own, manage, operate, finance, join, control or in which the Company participates in the ownership, management, operation, financing or control, or with which the Company may be connected or may become connected as an officer, director, executive, partner, principal, agent, representative, consultant or otherwise.
     (ii) The Executive also agrees that the Company may disclose a copy of this Agreement if legally required to do so, and in connection with a partnering transaction or financing, assuming that an appropriate confidentiality agreement is in place. The Executive further agrees not to disclose the existence or terms of this Agreement to any person other than the Executive’s immediate family and legal, financial or accounting professional.
     (j) Arbitration of Disputes. Any controversy or claim arising out of this Agreement or any aspect of the Executive’s relationship with the Company including the cessation thereof (other than disputes with respect to alleged violations of the covenants contained in Sections 4, 5, 6 or 7 hereof, and the Company’s pursuit of the remedies described in Section 8 hereof in connection therewith) shall be resolved by arbitration in accordance with the then existing Employment Dispute Resolution Rules of the American Arbitration Association, in New York, New York, and judgment upon the award rendered may be entered in any court having jurisdiction thereof. Except as awarded by the arbitrator pursuant to applicable statutory or legal standards, the parties shall split equally the costs of arbitration and each party shall pay its own attorneys’ fees. The parties agree that the award of the arbitrator shall be final and binding.
     (k) Rights of Other Individuals. This Agreement confers rights solely on the Executive and the Company. This Agreement is not a benefit plan and confers no rights on any individual or entity other than the undersigned.
     (l) Headings. The parties acknowledge that the headings in this Agreement are for convenience of reference only and shall not control or affect the meaning or construction of this Agreement.
     (m) Advice of Counsel. The Executive and the Company hereby acknowledge that each party has had adequate opportunity to review this Agreement, to obtain the advice of counsel with respect to this Agreement, and to reflect upon and consider the terms and conditions of this Agreement. The parties further acknowledge that each party fully understands the terms of this Agreement and has voluntarily executed this Agreement.

     (n) Definition of Company. For the purposes of Sections 4, 5, 6, 7 and 8 hereof, the term “Company” shall include the Company and all subsidiaries thereof.
     IN WITNESS WHEREOF, the undersigned have duly executed this Agreement as of the day and year set forth below.

EXECUTIVE	Globecomm Systems Inc.

/s/ WILLIAM RANEY William Raney	By:	/s/ DAVID E. HERSHBERG Title: Chairman and CEO

ATTACHMENT 1
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ATTACHMENT 2
Summary of Employee Benefits

GLOBECOMM SYSTEMS INC.
EMPLOYEE BENEFITS SUMMARY
This document is intended to provide a brief outline of the major benefits provided by Globecomm Systems Inc. It is by no means all-inclusive, and employees are urged to refer to individual Summary Plan Descriptions and the Employee Manual for more detailed information on specific benefits and policies.
PAYROLL:
ADP distributes our payroll on a biweekly basis with pay dates on alternating Fridays. Should a holiday fall on a Friday, paychecks will be distributed the preceding workday.
For your convenience, the Company offers Direct Deposit of your payroll to your personal savings and/or checking accounts.
MEDICAL BENEFITS:
With a payroll deduction, the Company provides medical coverage through HIP Health Plan of New York’s HIP Access II program. HIP Access II combines the best aspects of different health care plans — managed care, self-referral, and indemnity — into one flexible plan. You and your dependents (to age 19, 25 if full-time student) are eligible for this benefit on the 1st of the month following your employment date. If you live outside of Long Island, you will utilize their PPO Network with similar benefit levels as the HIP Access II Network.
DENTAL BENEFITS:
With a payroll deduction, the Company provides dental benefits through United Guardian. You and your dependents (up to age 20, or to 26 if full-time student) are eligible for this benefit on the 1st of the month following your employment date.
Managed Dental Guard Plan (MDG)
Each member selects a primary care dentist (PCD) from the directory of participating general dentists. All covered family members may choose different primary care dentists or the same dentist, based on personal preference. The PCD will perform all dental services and coordinate referrals to network specialists when necessary. Your out-of-pocket expenses are limited to:
•	$5 co-pay for each primary care visit

•	Most diagnostic and preventive services are provided at no charge

•	A reasonable patient charge applies to each basic and major service

•	No deductibles and No annual maximum per covered member

Preferred Provider Dentist Program (PPO):
By utilizing United Guardian’s network of providers, employees are able to take advantage of reduced fees and maximize their benefits.
•	No In-Network Deductible

•	Out-of-Network Deductible: $50 individual $150 family (Waived for preventive Services)

	In-Network	Out-of-Network
Diagnostic & Preventive Services:	covered at 100%	covered at 80%
Basic Services:	covered at 80%	covered at 80%
Major Services:	covered at 50%	covered at 50%
Annual Maximum Benefit: $2,000 Orthodontia: Lifetime Maximum of $1000 per child under age 19 with 50% coinsurance
401K PLAN:
After 3 months of service, you are eligible to participate in the GSI 401K Plan beginning with the next open enrollment period on January 1, April 1, July 1, or October 1. The Plan allows you to save money, receive company contributions, reduce current taxes and generate tax-sheltered earnings — all at the same time. You may defer up to 75% of your salary, not to exceed $15,000 for 2006, plus a catch up contribution limit of $5000, through an automatic payroll deduction, and subject to approval by the Board of Directors, the Company will match, dollar for dollar, up to 4% of your compensation, provided you had 1000 hours of service and were employed on the last day of the plan year. The Plan offers 12 investment options from which to choose, as well as a loan provision.
LIFE INSURANCE / ACCIDENTAL DEATH & DISMEMBERMENT (AD&D):
At no cost to you, the Company provides term life insurance of five (5) times your base annual salary up to a maximum of $500,000. AD&D coverage provides a benefit for loss of life or limb(s) as a result of an accident occurring on or off the job. Loss of life benefits would be payable to your designated beneficiary(ies) either by lump sum or monthly installments. These benefits are provided through Prudential Insurance Company of America immediately upon employment.
LONG TERM DISABILITY (LTD):
At no cost to you, the Company provides LTD benefits through Prudential Insurance Company of America immediately upon employment. After an (elimination) period of 90 days of disability, LTD benefits provide 60% of your monthly base salary to a maximum monthly benefit of $5,000. Benefits will continue for the duration of your disability or until age 65, whichever occurs first.

2

SHORT TERM DISABILITY (STD):
At no cost to you, the Company provides STD benefits through Zurich Insurance Company. You are eligible for STD benefits if you are absent from work for more than 7 consecutive days (5 workdays) due to a non-work related illness or injury. Benefits commence after all available sick time is used or on the 8th day of disability, whichever occurs first. You are eligible to receive 50% of your weekly pay to a maximum of $170 per week, for up to 26 weeks.
WORKERS’ COMPENSATION:
At no cost to you, the Company provides workers’ compensation insurance through The State Insurance Fund or Chubb Insurance Companies immediately upon employment. Workers’ Compensation provides payment of medical expenses and weekly compensation for extended absences due to work related illnesses or injuries.
VACATION:
Vacation pay is accrued with each pay period at a rate based on your length of service with the Company. During your initial 5 years of service, you accrue vacation pay at a rate of 3.08 hours per pay period, or 10 days per year. During years 6 through 10, you accrue at a rate of 4.62 hours per pay period, or 15 days per year. Beyond 10 years of service, you accrue at a rate of 6.16 hours per pay period, or 20 days per year. Unused vacation may be carried over to subsequent years and accumulated to a maximum of 320 hours. Hours accrued in excess of 320 hours will be paid out immediately following the end of the fiscal year in which the excess is accrued.
Should you be absent for an extended period beyond 30 days, your vacation pay accrual will cease until you return to work. Earned and unused vacation pay will be paid out upon termination.
SICK PAY:
The Company provides you with sick pay as a means of income protection during times of illness or injury, which prevent you from performing your job duties. It may also be used for tending to a seriously ill member of your immediate family, and physician and dentist office visits. Sick pay is accrued at a rate of 3.08 hours per pay period, to a maximum of 10 days per year. Sick time is available to you after completion of 3 months of service. Should you be absent for an extended period beyond 30 days, your sick pay accrual will cease until you return to work. Unused sick pay will not be paid out upon termination.
COMPANY PAID HOLIDAYS — 2007
The Company provides the following paid holidays:

President’s Day	Thanksgiving Day
Memorial Day	Day after Thanksgiving
Independence Day Floater	Christmas Eve Day Observance — Monday, December 24
Independence Day	Christmas Eve Day Observance — Tuesday, December 25
Labor Day	Holiday Floater — Wednesday, December 26
Observance of religious holidays may be done with vacation time or without pay.
To qualify for holiday pay, you must be in a paid work status the scheduled workdays preceding and following the holiday.

3

TUITION REIMBURSEMENT:
The company believes that any individual who desires to continue their education, in addition to performing their full-time job function, shows a commitment to continually improving themselves and their value to the organization. To encourage and reward these individuals, GSI offers an Education Assistance benefit. To qualify for this benefit, you must: receive prior approval from your supervisor, show evidence the course is job-oriented and offered by an accredited educational institution, and attain a passing grade. An employee may be reimbursed for a maximum of 15 credits, and not to exceed $11,500 per calendar year per employee.
For courses or seminars that do not provide letter grades, e.g. pass/fail, 100% reimbursement will be provided for a passing grade based on satisfactory evidence (such as a Continuing Education Credit Certificate) of completion of the course, subject to the limitation in #5 above.
The reimbursement covers tuition and fees, only, and is directly related to your final grade, as follows:   A = 100%   B = 90%   C = 75%   < C = 0%
PEOPLE’S ALLIANCE FEDERAL CREDIT UNION (PAFCU)
As a Globecomm Systems Inc. employee, you and members of your immediate family (persons related by blood, marriage or legal adoption) are eligible to join PAFCU. An active account provides you with lifetime membership even if you retire, move or leave for another job. “Once a member, always a member” with PAFCU.
HAUPPAUGE SPORTS CENTER
For an annual fee of $100 per year, Globecomm Systems Inc. employees are eligible to join and take advantage of the fitness center’s many products and services during non-working hours. The Gym is conveniently located in the Industrial Park, only five minutes from the GSI facility.
FUNERAL (BEREAVEMENT) LEAVE:
The Company provides paid time off in the event of a death of an immediate or extended family member. Up to 3 days of paid leave will be granted for the death of an immediate family member (parent, grandparent, parent/brother/sister-in-law, spouse, brother, sister, child, or a relative living in the same household). One day of paid leave will be granted in the event of a death in your extended family (aunt, uncle, and cousin). Friends are not covered under this benefit.
ANNUAL SUMMER EVENT
This fun-filled summer evening includes a dinner cruise including music food and drinks for employees and their significant other.
ANNUAL HOLIDAY DINNER/DANCE:
You and your spouse/guest are invited to share in this festive year-end holiday event.
Effective 4/10/07

4

23 April 2007
Mr. William Raney
7112 Carlisle Court
Clarksville, MD 21029
     RE: MEDICAL BENEFITS
Dear Bill:
This letter is to clarify Globecomm’s intent with regard to medical benefits available to you under the Employment Agreement executed between you and Globecomm. As you know, Section 3(c) of the Agreement specifies that you are “entitled to participate in all employee benefit plans which the Company provides or may establish from time to time for the benefit of its employees...” Attachment 2 to the Employment Agreement (the Benefits Summary) is a description of the benefits currently available to Globecomm employees.
As you are also aware, the acquisition of GlobalSat will result in significant changes for Globecomm, not the least of which is that we will now have a much larger number of employees located in the Baltimore area. This will require that we re-assess our benefit plans, in particular medical and dental benefits. To ease the transition, we will maintain the current benefit plans provided to GlobalSat employees through at least December 31, 2007. For you, this means that at least during the transition time, you will not have any payroll deduction for medical insurance premiums, despite what is stated in the Benefits Summary.
Going forward, we plan to review the medical benefits plan currently utilized by GlobalSat and compare the costs and benefits (including the “intangible” benefits such as employee morale) against other plans that might be available. Provided it makes financial sense, we intend to keep the current benefits, including the payroll deductions (or lack thereof), to the maximum extent possible.
Regards,
GLOBECOMM SYSTEMS INC.

/s/ David E. Hershberg
David E. Hershberg
CEO